                                                              Exhibit (21)





                    SUBSIDIARIES OF THE REGISTRANT



     The companies listed below are direct or indirect subsidiaries of the Registrant. Their names and jurisdictions of incorporation are as follows:

          United Technologies Automotive Holdings,     Delaware
          Inc. ...............................

          Carrier Corporation ................         Delaware

          Otis Elevator Company ..............         New Jersey

               Otis Europe S.A. ..............         France

          Pratt & Whitney Canada Inc. ........         Canada

          Sikorsky Aircraft Corporation ......         Delaware


     Other subsidiaries of the Registrant have been omitted from this listing since, considered in the aggregate or as a single subsidiary, they would not constitute a significant subsidiary.